Resource Mortgage Capital, Inc.
                  Dividend Reinvestment and Stock Purchase Plan
                           Effective December 20, 1996


The information set forth below, in combination with the Prospectus dated July 29, 1996, constitutes the Dividend Reinvestment and Stock Purchase Plan of Resource Mortgage Capital, Inc.

Holders of any series of the Company's Preferred Stock that have been identi-fied by the Company as eligible to participate in the Dividend Reinvestment and Stock Purchase Plan ("Plan") may participate in the Plan.